Exhibit 99.1

Ultratech Announces First Quarter 2014 Results

SAN JOSE, Calif.--(BUSINESS WIRE)--April 24, 2014--Ultratech, Inc. (Nasdaq:UTEK) a leading supplier of lithography, laser-processing and inspection systems used to manufacture semiconductor devices and high-brightness LEDs (HB-LEDs), today announced unaudited results for the three-month period ended March 29, 2014.

For the first quarter of fiscal 2014, Ultratech reported net sales of $31.6 million as compared to $60.6 million during the first quarter of fiscal 2013. Ultratech's net loss for the first quarter of 2014 was $7.0 million, or $(0.25) per share, as compared to net income of $13.7 million, or $0.48 per share (diluted), for the same quarter last year.

“Our revenues for the first quarter of 2014 increased 32 percent sequentially, driven by both our advanced packaging and high-brightness LED businesses,” stated Arthur W. Zafiropoulo, Chairman and Chief Executive Officer. “Our customers trust Ultratech to deliver innovative technologies that are critical for the industry to continue to advance, and we are encouraged by the adoption of our laser spike annealing systems for 14 nanometer technology. Based on customer input, increased quote activity and orders in hand, we believe that we are well positioned to have a stronger second half of the year.”

At March 29, 2014, Ultratech had $290.6 million in cash, cash equivalents and short-term investments. Working capital was $344.0 million and stockholders' equity was $13.59 per share based on 28,048,797 total shares outstanding as of March 29, 2014.

Conference Call Information

The conference call will be broadcast live over the Internet beginning at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time on Thursday, April 24, 2014. To listen to the call, dial 877/941-1428 (toll free) or 480/629-9665 (international) 10 minutes prior to the start time. The passcode is 4678234. A live webcast will also be available on the Investor Relations section of Ultratech’s website at http://ir.ultratech.com. A replay of the call will be available at the same location or by dialing 800/406-7325 and entering access code 4678234.

Safe Harbor

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “anticipates,” “expects,” “remains,” “thinks,” “intends,” “believes,” “estimates,” and similar expressions and include management's current expectation of its longer term prospects for success. These forward-looking statements are based on our current expectations, estimates, assumptions and projections about our business and industry, and the markets and customers we serve, and they are subject to numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate. Such risks and uncertainties include the timing and possible delays, deferrals and cancellations of orders by customers; quarterly revenue fluctuations; industry and sector cyclicality, instability and unpredictability; market demand for consumer devices utilizing semiconductors produced by our clients; our ability to manage costs; new product introductions, market acceptance of new products and enhanced versions of our existing products; reliability and technical acceptance of our products; our lengthy sales cycles, and the timing of system installations and acceptances; lengthy and costly development cycles for laser-processing and lithography technologies and applications; competition and consolidation in the markets we serve; improvements, including in cost and technical features, of competitors’ products; rapid technological change; pricing pressures and product discounts; our ability to collect receivables; customer and product concentration and lack of product revenue diversification; inventory obsolescence; general economic, financial market and political conditions and other factors outside of our control; domestic and international tax policies; cybersecurity threats in the United States and globally that could impact our industry, customers, and technologies; and other factors described in our SEC reports including our Annual Report on Form 10-K filed for the year ended December 31, 2013, and our Quarterly Report on Form 10-Q for the three months ended September 28, 2013. Due to these and other factors, the statements, historical results and percentage relationships set forth herein are not necessarily indicative of the results of operations for any future period. We undertake no obligation to revise or update any forward-looking statements to reflect any event or circumstance that may arise after the date of this release.

About Ultratech: Ultratech, Inc. (Nasdaq:UTEK) designs, builds and markets manufacturing systems for the global technology industry. Founded in 1979, Ultratech serves three core markets: front-end semiconductor, back-end semiconductor, and nanotechnology. The company is the leading supplier of lithography products for bump packaging of integrated circuits and high-brightness LEDs. Ultratech is also the market leader and pioneer of laser spike anneal technology for the production of advanced semiconductor devices. In addition, the company offers solutions leveraging its proprietary coherent gradient sensing (CGS) technology to the semiconductor wafer inspection market and provides atomic layer deposition (ALD) tools to leading research organizations, including academic and industrial institutions. Visit Ultratech online at: www.ultratech.com.

(UTEK-F)

ULTRATECH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
	March 29,	March 30,
(In thousands, except per share amounts)	2014	2013
Total net sales*	$31,609	$60,646
Cost of sales:
Cost of products sold	15,448	24,540
Cost of services	3,169	2,813
Total cost of sales	18,617	27,353
Gross profit	12,992	33,293
Operating expenses:
Research, development and engineering	8,214	8,396
Selling, general, and administrative	11,966	11,821
Operating income (loss)	(7,188)	13,076
Interest expense	(2)	(24)
Interest and other (expense) income, net	317	120

Income (loss) before income taxes	(6,873)	13,172
Provision (benefit) for income taxes	98	(520)

Net income (loss)	$(6,971)	$13,692
Earnings per share - basic:
Net income (loss)	$(0.25)	$0.50
Number of shares used in per share calculations - basic	28,144	27,571
Earnings per share - diluted:
Net income (loss)	$(0.25)	$0.48
Number of shares used in per share calculations - diluted	28,144	28,563

* Systems sales	$22,704	$50,175
Parts sales	4,862	6,390
Service sales	3,943	4,081
License sales	100	-
Total sales	$31,609	$60,646

ULTRATECH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 29,	December 31,
(In thousands )	2014	2013*
ASSETS	(Unaudited)

Current assets:
Cash, cash equivalents and short-term investments	$290,573	$297,035
Accounts receivable	31,479	34,441
Inventories, net	47,809	47,784
Prepaid expenses and other current assets	5,599	5,498
Total current assets	375,460	384,758

Equipment and leasehold improvements, net	21,272	21,811
Intangibles assets, net	15,298	15,735
Other assets	12,583	11,860

Total assets	$424,613	$434,164

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable	$5,120	$5,120
Accounts payable	8,528	8,914
Deferred product and service income	6,308	6,574
Other current liabilities	11,504	15,095
Total current liabilities	31,460	35,703

Other liabilities	11,973	11,923

Stockholders' equity	381,180	386,538

Total liabilities and stockholders' equity	$424,613	$434,164

* The balance sheet as of December 31, 2013 has been derived from the audited financial statements as of that date.

CONTACT:
Ultratech, Inc.
Bruce R. Wright, 408-321-8835
Senior Vice President and CFO
or
Investor Relations Contact:
The Blueshirt Group
Suzanne Schmidt, 415-217-4962
suzanne@blueshirtgroup.com
Melanie Solomon, 415-217-4964
melanie@blueshirtgroup.com